Exhibit 10.4
                                                                         drs. 3

                                PURCHASE CONTRACT

     THIS AGREEMENT made and entered into this 30th day of August 1996, between CORNERSTONE REALTY GROUP INC. or its nominee, (hereinafter called "Purchaser") and BOYS AND GIRLS CLUB OF PITT COUNTY, INC., a North Carolina Non Profit Corporation, (hereinafter called "Seller").

                                    ARTICLE I
                                  THE PROPERTY

     1.1 Sale of Property. Seller agrees to sell and convey, and Purchaser agrees to purchase, Seller's real property known as DOCTORS PARK APARTMENTS located in GREENVILLE, NC, with all buildings and improvements located thereon, as more particularly described in the attached legal description in Exhibit A including, but not limited to 171 individually heated and air conditioned apartment units, with all appurtenances, together with all appliances, drapes, carpeting, shrubbery and all other personal property owned by Seller located on and used in connection with the premises, including, the inventory of personal property to be supplied by Seller and attached hereto as Exhibit B (all such real and personal property hereinafter collectively referred to as the "Property" unless the context clearly indicates otherwise).

     1.2 Title of Property. The parties understand that the Property is currently owned by DOCTORS PARK APARTMENT GROUP, A North Carolina General Partnership, (hereinafter called the "General Partnership") which has entered into an agreement with the Seller herein to sell the Property to the Seller prior to or simultaneously with the transfer of the Property from the Seller to the Purchaser herein.

                                   ARTICLE II
                            PAYMENT OF PURCHASE PRICE

     2.1 Purchase Price. The total purchase price shall be FIVE MILLION FOUR HUNDRED SIXTY TWO THOUSAND NINE HUNDRED FORTY EIGHT ($5,462,948) DOLLARS as evidenced by cash or immediately available funds at closing.

                                   ARTICLE III
                                  TITLE MATTERS

     3.1 Marketable Title. Seller, shall convey good and marketable title by Limited Warranty Deed, subject only to general taxes for the current year not yet due and payable and utility easements which do not materially interfere with the present use of the Property and existing leases on the units.

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          (A) Title shall be free from any and all liens or mortgages and Seller shall be responsible for any prepayment penalties necessary to deliver such free title.

     3.2 Title Defects: Election to Cure. Purchaser shall obtain a commitment for Title Insurance, (the commitment). If title is not marketable, except as stated above in the preceding paragraph, Purchaser shall give written notice of any defects in title to Seller's counsel within fifteen (15) days after Purchaser's receipt of a title report which report shall include copies of backup documents relating to any title exceptions, a current survey, a flood zone certification letter and a Surveyor's Certification letter. Seller may, at its option, elect whether to cure said defects or by written notice to Purchaser indicate its intention not to cure.

     3.3 Election Not to Cure Defects. Should Seller elect not to cure title defects, this Agreement, at Purchaser's option, shall be void; each party shall thereupon be released from all obligations hereunder; and all deposits shall be immediately returned to Purchaser.

                                   ARTICLE IV
                                   PRORATIONS

     4.1 Income and Expense Allocations. The following shall be prorated, on a calendar-month basis, to date of delivery of deed: rents and other income from the Property; operating expenses (on such service contracts and other obligations as Purchaser may agree to assume); and general and real property taxes and personal and business property taxes for the year of closing (based on the most recent assessment and the most recent levy). Purchaser shall receive August rent in the sum of $62,822.

     4.2 Closing Costs. Purchaser and Seller shall pay their customary share of all taxes, recording fees, if any, imposed on the Deed, or any other documents executed in connection with the transfer of the Property. Purchaser agrees to pay cost of title insurance. Seller shall pay any prepayment penalty charged by the holders of any existing notes.

     4.3 Allocation of Rents. Rents collected by Seller prior to Closing shall be prorated as agreed in 4.1 above. Purchaser shall apply rents received after Closing first to payment of the current rent due to Purchaser, then to delinquent rents due to Purchaser, and last to rents due to Seller as of the Closing but uncollected prior to settlement. Purchaser agrees to use its best efforts in good faith to collect the amount of any rental arrears from tenants and Purchaser agrees to remit promptly to Seller any such arrears actually paid by such tenants to Purchaser. Seller shall retain the right to commence legal action against a tenant for any delinquent rent apportioned to the Seller. It is agreed that delinquency rent is $3,089.50.

     4.4 Prior Lease Concessions. Seller has made no lease concessions.

                                    ARTICLE V
                           POSSESSION OF THE PROPERTY

     5.1 Possession. Possession of the Property shall be delivered to Purchaser at closing, subject to the rights of the tenants under existing leases and rental agreements.

                                   ARTICLE VI
                         CONDITIONS PRECEDENT TO CLOSING

     6.1 Conditions Precedent. Purchaser's obligation to purchase shall be subject to and contingent upon the satisfaction of the following conditions present:

          (A) Receipt by Purchaser and Seller of an engineering report of building and site conditions, satisfactory to Purchaser in its sole discretion, said report to include in part, a description of any hazardous waste sites, hazardous wastes and/or hazardous materials affecting the property. Purchaser shall have fifteen (15) days in which to review the reports set forth herein and exercise its right to reject the Property based thereon or the right hereunder shall be deemed waived. PURCHASER AND SELLER HAVE RECEIVED THE ENGINEERING REPORT AND WAIVE THE FIFTEEN-DAY REVIEW PERIOD.

          (B) The receipt by Purchaser of Seller documents described in 7.2 below.

          (C) On the condition that Sellers representations and warranties described in Article VIII below remain true and correct.

          (D) On the condition that there have been no material or adverse changes to the property or leases.

          (E) Seller acknowledges that Purchaser is a public entity and that it is required to furnish financial statements to the Securities and Exchange Commission in connection with this acquisition. Seller agrees to make the information available for Purchaser to audit the last 12 months of operation of the Property so that a report can be generated that is in compliance with accounting Regulation S-X of the Securities and Exchange Commission. Seller shall have no obligation to provide such information in any specific format.

          (F) Survey which shall show no encroachments onto the Land from any adjacent property, no encroachments by or from the Land onto adjacent property and no violation of or encroachments upon any recorded building lines, restrictions or easements affecting the Property. If the Survey discloses any such encroachment or violation, Seller shall have thirty (30) days from the date of delivery of the Survey (with a commensurate extension of the closing date) to have the Title Insurer issue its endorsement insuring against damage caused by such encroachment or violation and to provide evidence thereof to Purchaser, and if Seller fails to or is unable to have the same insured against within such thirty (30) day period, Purchaser may elect, on or before the Closing Date, to
(i) terminate this Agreement (in which case the Earnest Money shall be returned to Purchaser) and neither party shall have any further liability or obligation to the other hereunder, or (ii) accept the property subject to any such encroachment or violation.

      6.2 Inspection. This Agreement shall be further subject to and contingent upon Purchaser's satisfactory inspection as follows herein below.

     6.2.1 Preparation for Inspection. At the execution of this Agreement, to the extent they are available to Seller at no cost or are in Seller's possession, Seller shall deliver to Purchaser copies of the following: The current rent roll for the Property; detailed statements of income and expenses with respect to the Property for the past two years; the most recent tax bills for the Property; utility bills for the Property for the twelve (12) months previous to the date hereof; all contract, mortgages, and other documents creating liens of security interest on the Property, or any part thereof and all promissory notes secured thereby; all insurance policies applicable to the Property to include loss runs for the last five (5) years; Plans and Specifications for the Property, service contracts, Certificates of Occupancy, to the extent reasonably available; a copy of the title policy and most recent survey for the Property. A copy of any environmental or engineering reports on the Property. All these items shall be certified by Seller to be accurate and complete to the best of its knowledge and belief.

     6.2.4 "Rent Ready". Prior to closing, Seller shall permit Purchaser to inspect all apartments to satisfy itself that all apartments are rent ready.

     6.2.5 Condition of Personal Property at Closing. Except for items listed in Exhibit D hereof, all personal property included in the sale shall be in good working order at time of closing.

                                  ARTICLE VII
                                    CLOSING

     7.1 Closing. Closing will be held on or about August __, 1996 at such place and at such time as the parties may agree.

     7.2 Seller's Deliveries. At closing, Seller shall execute and deliver to Purchaser the Limited Warranty Deed referred to in Paragraph 3.1 hereof and shall also execute, where necessary, and deliver to Purchaser, the following:

          (A) A Bill of Sale, with limited warranty of title transferring the personal property (as shown in Schedule B) to Purchaser free of all liens, charges and encumbrances.

          (B) Originals or copies of all signed leases and rental agreements in effect with tenants of the Property.

          (C) All security deposits made by such tenants. Purchaser will give the tenants the required notice of such transfer in compliance with the laws of North Carolina.

          (D) An affidavit of Seller in such form as will cause the Title Company to omit from the title insurance policy the exclusion relating to unrecorded mechanic's and materialmen's liens.

          (E) A rent roll certified by Seller to be true and correct to the best of its knowledge as of the date of closing showing the name of, and the amount of monthly rental payable, by each tenant of the Property, the apartment occupied by the tenant, the date to which rent has been paid, any advance payment of rent, and the amount of any escrow, or security deposit of tenant.

          (F) An affidavit of Seller that to the best of its information and belief there are, on the date of closing, no unsatisfied judgments, creditor's claims, tax liens, or pending bankruptcies involving Seller.

          (G) Assignments of all Seller's interest in the following: (1) all assignable licenses, and permits relating to the operation of the Property, (2) the leases and rental agreements with tenants of the Property, (3) the existing Property telephone number and (4) the business and trade name as set forth in Par. 1.1; provided, however, Purchaser is aware and consents to the continued use of the name of "The Doctors Park Apartment Group" by the partnership which presently owns the Property.

          (H) Assignments of all warranties and guarantees to the extent such are still in effect and assignable and provide Purchaser with copies of all such warranties and guarantees for all appliances, dishwashers, disposals, refrigerators, heating and air conditioning units, washers and dryers.




          (I) Consent of the Seller's authorized officer to the sale of the Property and any other approvals required under Seller's articles or by-laws, which may affect Seller's ability to convey marketable title.

          (J) Provide documents for the transfer of the telephone, electric, water and sewer, and gas utilities, as may be required by the utility, for execution at closing.

          (K) Satisfactory evidence of the power and authority of Seller to enter into and consummate this agreement, including but not limited to:

               (i) An opinion of Seller's counsel, in a form satisfactory to Purchaser, stating that:

                    (a) The individual(s) executing the deed and related documents are duly authorized to do all such acts as are necessary to consummate this sale, without further consent of any other party.

                    (b) That the partner or officer can bind the Partnership or Corporation.

          (L) Affidavit that Seller has no actual knowledge of the presence of asbestos and/or any other hazardous material at the Property.

          (M) Seller shall provide a satisfactory and valid written termination of the management agreement executed by the existing management and rental agent for the Property, without cost to the Purchaser.

          (N) A notice letter to all the residents of the apartment complex as to change of ownership in the form prepared by the Purchaser.

          (O) All such other documents as are normally transferred at settlement in the jurisdiction in which the property is located or are reasonably requested by Purchaser or its counsel.

          (P) A representation letter as normally required by auditors for a public company, a copy of which is attached hereto and Exhibit C. This clause shall survive closing for one year.

          (Q) An assignment of any representations and warranties Seller obtains when it acquires the Property which are assignable.

     7.3 Purchaser's Deliveries. At closing and contemporaneously with the Seller's compliance with the provisions of Section 7.2, Purchaser shall:

          (A) Pay to Seller the cash portion of the purchase price, adjusted for the prorations herein provided for in Article IV.

          (B) Execute and deliver an assumption of obligations under leases, securities, any contracts which may be accepted by the Purchaser and any other obligations specifically set forth herein.

          (C) Deliver to the Seller a resolution of the Purchaser and an opinion of Purchaser's counsel that:

               (i) This Agreement has been duly authorized, executed and delivered by the Purchaser and is a valid and binding agreement of Purchaser, and

               (ii) Purchaser has complete unrestricted power to buy the Property from the Seller and to execute any documents required to effectuate the transfer.

                                  ARTICLE VIII
               SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

     8.1 Representations of the Parties. Seller warrants (which warranties shall not survive settlement unless designated to the contrary) that as of the date of closing hereof, EXCEPT THAT THE SELLER AGREES TO ASSIGN SUCH WARRANTIES THAT IT HAS RECEIVED AT TIME OF PURCHASE, WHICH WARRANTIES SHALL SURVIVE FOR THE PERIOD OF TIME SET FORTH THEREIN:

          (A) That Seller, is the owner of the Property and has the power to convey same.

          (B) That Seller is not subject to any other agreements or arrangements, with the exception of those contained in any existing mortgage documents which would prevent Seller from selling the Property to Purchaser. This warranty shall survive for one year following closing.

          (C) All necessary action has been taken by Seller to authorize the execution of this Agreement and the performance of the obligations contemplated hereunder, which are not excluded elsewhere in existing mortgage documents. This warranty shall survive for one year following closing.

          (D) Seller has no actual knowledge and has not been advised in writing that it is in default under any lease, rental agreement service or equipment contract, or mortgage or other encumbrances relating to the Property.


          (E) Seller has no actual knowledge of any patent or latent defect in the Property or any part thereof.

          (F) Seller has no actual knowledge of any existing or threatened litigation which relates to or which would affect the Property.

          (G) To the best of Seller's information and belief, the Property abuts on and has direct vehicular access to a public road.

          (H) To the best of Seller's information and belief, all building and other improvements at the Property are located entirely within the boundary lines of the Property.

          (I) Seller has no actual knowledge that any part of the Property or the operation of the Property, is in violation or may violate any governmental statute, regulation, ordinance or building code or of any private restriction, that any governmental authority requires any work to be done on or affecting the Property, or that any governmental authority has expressed an intent to condemn or to make special improvements for the benefit of the Property or any part thereof.

          (J) That to the best of Seller's information and belief, the drainage within the project is satisfactory and complies in all respects with all government regulation.

          (K) That Seller is not a "foreign person" within the meaning of the Internal Revenue Code of 1954, as amended (the "Code"), and that Seller will furnish to Purchaser prior to closing an affidavit in form satisfactory to Purchaser confirming the same.

          (L) That to the best of Seller's information and belief, the Property was never utilized as a disposal site for hazardous waste products and will furnish to Purchaser an affidavit affirming such.

          (M) Seller has not in any manner taken any steps which might damage the reputation of the Property or the relationship with tenants, has not modified, extended or canceled any lease and has, in fact, not dealt with any tenant.

          (N) With respect to the representations and warranties provided herein, references to the "actual knowledge" of Seller and/or "Seller's information and beliefs" shall be limited to mean only the knowledge, information and belief of the individuals who serve on the Executive Committee of Seller and the individuals who execute this contract on behalf of Seller.


     8.2 Continuation of Representations, Warranties and

Covenants to the Date of Closing. Seller has not acted in any manner which would affect any of the warranties or representations that it received as purchaser and assigned to the Purchaser herein.


                                   ARTICLE IX
                                 PROPERTY DAMAGE

     9.1 Fire Loss. It is understood that there has been a fire loss in Apt. D-12 and the Seller shall procure an assignment to the Purchaser of the insurance proceeds for said damage. Purchaser shall have the right to adjust said loss and be entitled to all proceeds thereunder.

                                    ARTICLE X
                               BROKER'S COMMISSION

     10.1 Commission. Purchaser agrees to pay a brokerage fee to EDWARD E. LANE JR., pursuant to a separate agreement between Purchaser and Broker. Said brokerage fee shall be deemed earned if, and only if, settlement occurs hereunder, and shall not be deemed earned even if Purchaser and/or Seller wrongfully fail(s) to consummate the purchase and sale herein contemplated. Seller and Purchaser represent and warrant to each other that no other brokerage fees are or shall be owing in connection with this transaction or in any way with the Apartments and Seller and Purchaser hereby indemnify and hold the other harmless from any and all claims of any other person so claiming.

                                   ARTICLE XI
                                     DEFAULT

     11.1 Default Defined. Default for the purpose of this Agreement shall mean any failure by Seller or Purchaser to fulfill all the terms, conditions and covenants contained herein, however, it shall not be an event of default for either party to exercise its rights to terminate this contract as contained in other provisions herein.

     11.2 Seller's Default. Upon a default by Seller, which is discovered prior to closing and recording of the deed to the Property, Purchaser, at it's election, may either (1) require specific performance of Seller, or pursue its other remedies at law or equity, (2) cancel this Agreement and obtain a prompt return of the deposit, in which case this Agreement shall be terminated and the parties released from all obligations hereunder, or (3) the Purchaser may waive such defaults and proceed to settlement. Upon a default by Seller which is not discovered until after closing and recording of the deed, Purchaser's sole remedy shall be a suit for monetary damages. In no event shall Seller be required to pay more than $10,000 in actual damages.

     11.3 Purchaser's Default. Upon Purchaser's default, and the payment of $10,000 in liquidated damages by Purchaser to Seller, this Agreement shall be terminated and both parties released from all obligations hereunder. Seller shall have no other remedy against Purchaser in the event of Purchaser's default.

                                  ARTICLE XII
                            MISCELLANEOUS PROVISIONS

     12.1 Entire Agreement. This Agreement sets forth the entire understanding between the parties; it supersedes all previous agreements and representations which are deemed merged herein and may not be modified except in writing.

     12.2 Assignment. Purchaser may assign this Agreement without the consent of Seller.

     12.3 Severability. If any provision, sentence, phrase or word of this Agreement or the application thereof to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision, sentence, phrase, or word to persons or circumstances, other than those as to which it is held invalid, shall remain in full force and effect.

     12.4 Binding Effect. The parties to the Agreement mutually agree that it shall be binding upon and inure to the benefit of their respective heirs, representatives, successors in interest and assigns.

     12.5 Controlling Law. It is the intent of the parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties shall be determined in accordance with the provisions of the laws of the State set forth in Par. 1.1.

     12.6 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear in each counterpart hereof, and it shall be sufficient that the signature on behalf of both parties hereto appear on one or more such counterparts. All counterparts shall collectively constitute a single contract.

     12.7 Incorporation by Reference. All of the Exhibits referred to herein and/or attached hereto shall be deemed to constitute a part of the Agreement.

     12.8 Headings. The headings of the Articles and sections hereof are inserted for convenience only and shall not be deemed to constitute a part of the Agreement.

     12.9 Construction of Contract. Each party hereto have reviewed and revised (or requested revisions of) this Agreement, and therefore the normal rule of construction that any ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Contract or any amendments or exhibits hereto.


                                  ARTICLE XIII
                                     NOTICE

     13.1 Notice. All notices required or permitted to be given under this Agreement shall be in writing and shall be sent or delivered to the address set forth below (or such other address as may be hereafter specified in writing):

     To Seller:  Boys And Girls Clubs of Pitt County, Inc.
                 P.O. Box 20293
                 Greenville, NC  27858

     With a copy to
      Seller's Attorneys:  H.L. Stephenson, III
                           Ward & Smith, PA
                           120 West Fire Tower Road
                           Greenville, NC  27835

     To Purchaser:  S. J. Olander
                    Cornerstone Realty Group, Inc.
                    306 E. Main Street
                    Richmond, VA  23219

     With a copy to
      Purchaser's Attorneys:  Harry S. Taubenfeld, Esq.
                              Zuckerbrod & Taubenfeld
                              575 Chestnut St., P.O. Box 488
                              Cedarhurst, NY  11516

                                          and

                              Ted Oliver, Esq.
                              Manning, Fulton & Skinner, P.A.
                              500 UCB Plaza
                              3605 Glenwood Avenue
                              Raleigh, NC  27612

     13.2 Delivery of Notice. Notices sent either by Registered or Certified Mail, Return Receipt Requested, or by overnight express mail shall be deemed given when deposited in the United States Mail, postage prepaid, or delivered to a reliable overnight courier. Notices sent in any other manner shall be deemed given only when actually delivered at the specified address.

     IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed this day and date first written above.

SELLER:

BOYS AND GIRLS CLUB OF PITT COUNTY, INC.

BY:  /s/ John H. Coff
     -------------------
         JOHN H. COFF

ITS: ___________________

PURCHASER:

CORNERSTONE REALTY GROUP, INC.


BY:  ___________________

ITS: ___________________